UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015 (August 31, 2015)

NEW ENTERPRISE STONE & LIME CO., INC.
(Exact name of registrant as specified in charter)

DELAWARE	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(Address of principal executive offices)

(814) 766-2211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Effective August 31, 2015, New Enterprise Stone & Lime Co., Inc. (the “Company”) entered into (i) Amendment No. 1 (the “Revolving Amendment”) to Revolving Credit Agreement among the Company and certain of its subsidiaries as borrowers, the lenders party thereto, Wells Fargo Bank, National Association as syndication agent and PNC Bank, National Association as administrative agent (the “Revolving Credit Agreement”) and (ii) Amendment No. 1 (the “Term Loan Amendment,” and together with the Revolving Amendment, the “Credit Agreement Amendments”) to Term Loan Credit and Guaranty Agreement among the Company, certain of its subsidiaries as guarantors, Cortland Capital Market Services LLC, as administrative agent and certain funds managed by KKR Asset Management LLC, as lenders (the “Term Loan Agreement,” and together with the Revolving Credit Agreement, the “Credit Agreements”).
The Credit Agreement Amendments (i) add certain assets to a schedule of permitted asset sales and dispositions, and (ii) permit the Company to incur additional capital expenditures equal to the unrestricted net cash proceeds received from the asset sales permitted under the terms of the Credit Agreements, as amended.
Except as otherwise set forth in the Credit Agreement Amendments, all terms of the Credit Agreements remain in full force and effect.

Item 8.01	Other Events.
On August 31, 2015, the Company announced that it had sold to Glenn O. Hawbaker, Inc. the Company’s “Naginey Operations” consisting of the aggregate quarry and hot mix asphalt plant located at 475 Naginey Road, Milroy PA 17063.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
President, Chief Executive Officer and Secretary

Date: September 3, 2015